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                                                                       Exhibit 1


                            FORM OF CONVERTIBLE NOTE


THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACTS OR LAWS, AND HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS AND LAWS, INCLUDING BUT NOT LIMITED TO THE EXEMPTION CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS A REGISTRATION STATEMENT HAS BECOME AND IS THEN EFFECTIVE WITH RESPECT TO SUCH SECURITIES OR BARRINGER LABORATORIES, INC. HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT, TO THE EFFECT THAT THE PROPOSED SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES ACTS AND LAWS.

                                Convertible Note
                                       of
                          Barringer Laboratories, Inc.

$____________________      October __, 1999


         BARRINGER LABORATORIES, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of ________________ (the "Investor") or his permitted assigns (in each case, the "Holder") at 15000 West 6th Avenue, Suite 300, Golden, Colorado 80401-5047, the sum of $___________________. The Company shall only pay interest (to the extent permitted by law) on any overdue principal on this Note at the rate of 10% per annum, from the due date of such principal until payment in full thereof is made. The principal amount then outstanding of this Note shall be due and payable in full on the 730th day from the date hereof (the "Maturity Date"). This Note is originally being issued pursuant to a Subscription Agreement, dated October ___, 1999 (the "Original Issue Date"), between the Company, the Investor and, perhaps others (collectively, the "Investors") (each Investor's Subscription Agreement are collectively referenced herein as the "Subscription Agreement"). All Notes issued under the Subscription Agreement are referred to herein as the "Notes."

         The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:



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                  1. SECURITY. The obligations evidenced by, arising under or in connection with, this Note are secured by a security interest, created pursuant to a certain Security Agreement, dated as of the date hereof (the "Security Agreement"), among the Company and the Investors, in the Collateral (as defined in the Security Agreement).

                  2. FINANCING STATEMENTS. The Company shall execute and deliver to the Investor (i) the Security Agreement; (ii) Uniform Commercial Code Financing Statements (Form UCC-1) or appropriate local equivalent in appropriate form for filing under the Uniform Commercial Code or appropriate local equivalent of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement; and (iii) all other documents necessary or, in the reasonable opinion of the Investor, desirable, to perfect the security interests in the Collateral purported to be created by the Security Agreement.

                  3. AMENDMENTS. This Note may not be amended, modified or waived in any respect unless set forth in writing and signed by the Company and the Holder.

                  4. NOTICES. So long as this Note remains outstanding, the Company shall maintain an office or agency (which shall initially be the principal place of business of the Company located at 15000 West 6th Avenue, Suite 300, Golden, Colorado 80401-5047) where notices, presentations and demands to or upon the Company in respect of this Note may be given. All notices to be given by the Company to the Holder in respect of this Note shall be delivered or mailed to the address of the Holder set forth on the records of the Company or such other address as shall be designated in writing by the Holder to the Company.

                  5. EVENTS OF DEFAULT. (a) The following shall constitute an "Event of Default" under this Note:

                           (i) Default shall be made in any payment of principal
                  of or interest on this Note when the same shall become due and payable, and such principal or interest shall remain unpaid for 30 days after the date upon which such payment was due;

                           (ii) any representation or warranty made by the
                  Company under or in connection with the Subscription Agreement, the Security Agreement, the Registration Rights Agreement, dated as of the date hereof, between the Company and the Investors (the "Registration Rights Agreement," and together with the Subscription Agreement and the Security Agreement, the "Transaction Documents"), or any certification or other instrument furnished in connection with any Transaction Document or the transactions contemplated thereby, shall prove to have been false or misleading in any material respect;

                           (iii) default shall be made in the due observance or
                  performance of any covenant or agreement (other than as contemplated by clause (i) above) to be observed or performed by the Company or any of its subsidiaries for the benefit of the Holder under this Note or any Transaction Document and such default shall remain uncured and unwaived for a period of 30 days after written notice thereof is given to the Company by the Holder, unless the Holder determines that the



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                  Company has diligently instituted and is continuing
                  diligently to pursue corrective action sufficient to cure such default;

                           (iv) The Company shall (A) voluntarily commence any
                  proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (B) consent to the institution of any such proceeding or the filing of any such petition, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or such Subsidiary or for all or a substantial part of its properties, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, or (F) admit in writing its inability to pay its debts as they become due;

                           (v) an involuntary proceeding shall be commenced or
                  an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Company, or of all or a substantial part of the properties thereof, under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for a substantial part of the properties thereof, or (C) the winding up or liquidation of the Company; and an order or decree approving or ordering any of the foregoing shall be issued by a court having jurisdiction and continue unstayed and in effect for 60 days; or

                           (vi) an unappealed final judgment for the payment of
                  money in excess of $250,000 shall be rendered against the Company or and the same shall remain undischarged or unbonded for a period of 60 consecutive days during which execution shall be effectively stayed.

         (b) In case of any Event of Default and at any time thereafter during the continuance of such Event of Default, the holders of a majority in principal amount of the Notes then outstanding may, by written notice to the Company, declare the Notes to be due and payable in full both as to principal and interest, together with a prepayment premium equal to 1% of the principal amount of the Note as of the date thereof; PROVIDED, HOWEVER, that no notice need be given to the Company if acceleration is based upon the Events of Default described in clauses (v) or (vi) of paragraph (a) above, in either of which cases this Note shall automatically become due and payable without any action on the part of the holders.

         (c) In case an Event of Default shall have occurred and be continuing, the Holder may proceed to protect and enforce its rights either by suit in equity or by action at law, whether for the specific performance of any covenant or agreement contained in the Transaction Documents or this Note or in aid of the exercise of any power granted in the Transaction Documents or in this Note, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the Holder. No remedy conferred hereunder is intended to be exclusive of any other



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remedy and each such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or currently or hereafter existing at law or in equity or by statute or otherwise.

         6.       CONVERSION.

                  6.1 ELECTION BY COMPANY. The Company has the right, at any time until the Maturity Date, to convert this
                           Note in accordance with the provisions of Subsection
                           6.2 hereof, in whole or in part, into fully paid and nonassessable shares of the Common Stock, par value [$0.01] per share, of the Company (the "Common Stock"). The number of shares of Common Stock into which this Note may be converted at any given time shall be determined by dividing the unpaid principal amount by the Conversion Price. As used herein, the term "Conversion Price" shall mean a price of $0.06 per share, subject to adjustment as set forth in
                           Section 8.

                  6.2 CONVERSION PROCEDURE. The Company anticipates that it will be in position to take all action as is necessary to increase the authorized but unissued shares of its common stock by year-end 1999. Therefore, the Company shall use its best efforts to convert this Note into shares of Common Stock and shall issue and deliver to the Holder a certificate or certificates for the number of Shares so converted to which the Holder is entitled in accordance with the terms and conditions of the Subscription Agreement on or before year-end 1999, or as soon as reasonably practicable thereafter. Such conversion shall be deemed to have been made immediately prior to the close of business on the date that the Company issues a certificate or certificates representing such Shares and the person or persons entitled to receive the Shares shall be treated for all purposes as the record holder or holders of such Shares as of such date. On such date that the full outstanding principal balance of this Note is converted to Common Stock as provided herein, this Note shall be deemed to be paid in full. On such date, the Holder shall take reasonable action to surrender this Note to the Company and to reflect that it has been paid in full.

                  6.3 NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder in immediately available funds the amount of outstanding principal that is not so converted. Upon conversion in whole of this Note and the proper issuance of a certificate or certificates representing the Shares and payment in lieu of fractional shares, the Company shall be forever released from all its obligations and liabilities under this Note.

                  7. RESERVATION OF COMMON STOCK. During, or reasonably practicable after, the fourth quarter of fiscal year 1999, the Company shall take all action as is reasonably necessary to increase the amount of authorized but unissued shares of Common Stock.



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Thereafter, the Company shall at all times duly reserve a sufficient number of shares of authorized Common Stock for issuance upon conversion of all Notes. Upon issuance, sale and delivery of a certificate or certificates representing the Shares, such Shares shall be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and shall not be subject to preemptive or any similar rights of any person or entity.

                  8. ADJUSTMENT OF CONVERSION PRICE. (a) If, at any time after the Original Issue Date, the number of outstanding shares of Common Stock is (i) increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, or (ii) decreased by a combination or reverse split of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive the benefits of such stock dividend, subdivision, split-up, combination or reverse split, the Conversion Price shall be adjusted to a new amount equal to the product of (A) the Conversion Price in effect on such record date and (B) the quotient obtained by dividing (x) the number of shares of Common Stock outstanding on such record date (without giving effect to the event referred to in the foregoing clause (i) or (ii)) by (y) the number of shares of Common Stock which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if such event had occurred immediately following such record date.

                  (b) If, at any time after the Original Issue Date, the Company shall issue or be deemed to have issued (as provided below) shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or deemed issuance, then such Conversion Price shall be lowered to a price equal to the quotient obtained by dividing (i) an amount equal to the sum of (A) the product of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance and (y) the then existing Conversion Price, and
(B) the total consideration received or deemed received by the Company upon such issuance or deemed issuance, by (ii) the total number of shares of Common Stock outstanding immediately after such issuance or deemed issuance. For the purposes of any adjustment of the Conversion Price pursuant to this paragraph, the following provisions shall be applicable:

                           (i) In the case of the issuance of Common Stock for
                  cash, the consideration shall be deemed to be the amount of cash paid therefor without deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with such issuance.

                           (ii) In the case of the issuance of Common Stock for
                  no consideration, the consideration shall be deemed to be $.01 per share.

                           (iii) In the case of the issuance of Common Stock for
                  a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment.



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                           (iv) In the case of the issuance of options to
                  purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                    (A) The shares of Common Stock deliverable
                           upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in clauses (i) through (iii) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                                    (B) The shares of Common Stock deliverable
                           upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversions or exchanges thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in the clauses (i) through (iii) above).

                                    (C) Upon any change in the exercise price of
                           shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change been made upon the basis of such change.



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                                    (D) Upon expiration of any such options or
                           rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such options, rights, securities or options or rights related to such securities not been issued.

                                    (E) No further adjustments of the Conversion
                           Price shall be made upon the actual issuance of such Common Stock or of such convertible or exchangeable securities upon exercise of such options or rights, or upon the actual issuance of such Common Stock upon conversion or exchange of such convertible or exchangeable securities.

                  (c) All calculations under this Section shall be made to the nearest cent ($.01).

                  (d) Whenever the Conversion Price shall be adjusted as provided above, the Company shall deliver to the Holder a statement, signed by its President or Chief Financial Officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after the adjustment.

                  9. ADJUSTMENT OF SHARES. Following any Corporate Reorganization (as defined below) after the Original Issue Date, this Note shall be convertible into the kind and number of shares of capital stock or other securities or property which the Holder would have owned or have been entitled to receive with respect to the Shares had this Note been converted immediately prior to such Corporate Reorganization. The foregoing provision shall similarly apply to successive Corporate Reorganizations. "Corporate Reorganization" means
(i) any capital reorganization or reclassification of the capital stock of the Company, other than (A) a change in par value or from par value to no par value, or (B) as a result of a stock dividend or subdivision, split-up, or combination of shares, and (ii) any merger or consolidation of the Company pursuant to which the stockholders of the Company are to receive cash, securities, or other properties in exchange for the shares of capital stock of the Company then held by them.

                  10. EXTENSION OF MATURITY. Should the principal of or premium or interest on this Note become due and payable on other than a business day, the maturity thereof shall be extended to the next succeeding business day, and, with respect to the interest on the principal, interest shall be payable thereon at the rate per annum herein specified during such extension. The term "business day" shall mean any day that is not a Saturday, Sunday or legal holiday in the State of Delaware.

                  11. COSTS AND EXPENSES. The Company agrees to pay all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the Holder in collecting or enforcing this Note.

                  12. NO WAIVERS. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise



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of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise.

                  13. TRANSFER OF NOTE. Subject to the restrictions on transfer set forth herein and in the Subscription Agreement, this Note and all rights hereunder are transferable in whole or in part. Any transfer shall be effected by the Holder in person or by duly authorized attorney by surrendering this Note, properly endorsed, at the office of the Company. Each taker and holder of this Note, by taking or holding the same, consents and agrees that this Note shall be deemed negotiable, and, when appropriately endorsed the holder hereof may be treated by the Company and all other persons dealing with this Note as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Note, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered holder hereof as the owner hereof for all purposes, any notice to the contrary notwithstanding.

                  14. Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Colorado. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

                  15. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, sent by overnight courier service, or telecopied (transmission confirmed and a copy sent by personal delivery, certified mail or overnight courier service) to the following addresses or such other address as may be designated in writing by either party in accordance with the terms of this provision:

                           Holder:
                                            ------------------------

                                            ------------------------
                                            ------------------------
                                            ------------------------
                                            Telecopier:
                                                       -------------

                           The Company:     Barringer Laboratories, Inc.
                                            15000 West 6th Avenue
                                            Suite 300
                                            Golden, Colorado 80401-5047
                                            Telecopier: (303) 277-1689

         IN WITNESS WHEREOF, the Company has caused this Convertible Note to be issued as of the date first set forth hereinabove.



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                                            BARRINGER LABORATORIES, INC.


                                            By:
                                                ------------------------------
                                                Name:
                                                Title: